Exhibit 99.1

Solera Holdings, Inc. Completes the Acquisition of 100% of Identifix, Provides Preliminary Outlook for Fiscal Year 2016 and Schedules Fourth Quarter Fiscal Year 2015 Earnings Announcement and Conference Call

WESTLAKE, TEXAS - July 17, 2015 - Solera Holdings, Inc. (“Solera”, “our” or “we”) (NYSE: SLH) today announced the closing of its acquisition of 100% of Identifix (the “Acquisition”), an industry leading data-driven software-as-a-service company within the $8 billion vehicle service, maintenance and repair (“SMR”) total addressable market. Identifix builds proprietary databases, proven workflow solutions and expert crowd-sourced experiences that help mechanical repair shops and auto dealers increase their efficiency, profitability and customer loyalty.

Preliminary Outlook for Fiscal Year 2016

Our preliminary outlook for our full fiscal year ending June 30, 2016 (the “2016 Outlook”) is as follows:

Preliminary Fiscal Year 2016 Outlook [1]
Organic year-over-year revenue growth [2]	6% - 8%
Total year-over-year revenue growth [3]	11% - 13%
Adjusted EBITDA margin [4]	38% - 39%
Cash EPS [5]	$2.84 - $3.08

1.	The 2016 Outlook assumes no further acquisitions of businesses and no further repurchases of our common stock.
2.	Utilizing a constant exchange rate for both fiscal year 2015 and fiscal year 2016.
3.	Utilizing actual historical exchange rates for fiscal year 2015 and assuming the current prevailing exchange rate for fiscal 2016.
4.	Includes an assumed (i) 60 bps negative impact from foreign exchange rates and (ii) 120 bps negative impact from DMEautomotive, LLC.
5.	Utilizing an effective tax rate of 24%.

Underlying the 2016 Outlook is our expectation that both constant exchange rate organic year-over-year revenue growth and Adjusted EBITDA margins will be stronger in the second half of fiscal year 2016 than in the first half of fiscal year 2016. We also expect our fiscal year 2016 Adjusted Net Income to generally decline on a year-over-year basis, mainly due to higher interest expense following the completion of our recent $850.0 million senior note offering, which is partially offset by the elimination of the Service Repair Solutions joint venture minority interest and our expected lower effective tax rate of approximately 24%.

The closing of the Identifix acquisition will allow us to accelerate the expansion and integration of our digital repair and diagnostics solutions, both internationally and domestically. Along with the strategic assets we’ve acquired (including DMEautomotive, CAP Automotive and I&S/LYNX), full ownership of Identifix will catalyze the globalization of our risk and asset management platform, as well as the introduction of our Digital Garage product.

Accordingly, as we focus on the above, we expect the following: (a) our debt-to-Adjusted EBITDA leverage multiple to come down; (b) for fiscal year 2016, Adjusted EBITDA margin to be in the range of 38% to 39%; and (c) for the period between the middle of fiscal year 2017 and fiscal year 2019, Adjusted EBIDTA margin to be in the range of 40% to 41%. As we reach Mission 2020 of $2 billion in revenue and $840 million of Adjusted EBITDA, we expect Adjusted EBITDA margin of 42% by June 30, 2020.

Fourth Quarter Fiscal 2015 Earnings Announcement and Conference Call

Solera will release its financial results for the fourth quarter and fiscal year ended June 30, 2015 on Tuesday, August 25, 2015, after the market close. At that time, we will also issue our initial outlook for fiscal year 2016, which outlook components shall consist of Revenue, Net Income Attributable to Solera Holdings, Inc., Adjusted EBITDA, Adjusted Net Income and Cash EPS. A conference call will be hosted by Tony Aquila, Solera’s founder, Chairman and CEO, and Renato Giger, Solera’s CFO, at 5:00 pm EDT that evening. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website at www.solerainc.com. A live audio-cast will also be accessible to the public by calling (855) 542-4213 or (412) 455-6065 from outside the U.S. and providing the access code 84363442. Callers should dial in approximately ten minutes before the call begins. For those unable to participate in the live audio-cast, a replay will be available until 11:59 p.m. EDT on September 8, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 from outside the U.S. and provide the access code 84363442.

About Solera

Solera is a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global P&C insurance industry. Solera is active in over 75 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 45 additional countries; HPI, CarweB and CAP Automotive in the United Kingdom; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS, providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Identifix, providing solutions for the service, maintenance and repair (“SMR”) market; AutoPoint and DMEautomotive, providing data-driven tools to enhance SMR experiences and facilitate customer retention and marketing solutions for the retail automotive industry; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims. For more information, please refer to the Solera’s website at http://www.solerainc.com.

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that management believes provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income and Cash EPS. We believe that Adjusted EBITDA, Adjusted Net Income and Cash EPS are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Cash EPS because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Cash EPS provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Cash EPS have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Cash EPS should not be considered as a replacement for GAAP net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income and Cash EPS as supplemental information.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and incentive compensation arrangements with continuing employees of acquired companies.

Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc. excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. For fiscal year 2016, we expect a 24% income tax rate as an approximation of our long-term effective corporate income tax rate, which is a non-GAAP financial measure that includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions.

Cash EPS is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income (loss) attributable to Solera Holdings, Inc. per diluted common share.

We have not included a quantitative reconciliation of these non-GAAP financial measures to our most directly comparable financial measures prepared in accordance with GAAP as such GAAP financial measures are not available without unreasonable efforts.

Cautions About Forward-Looking Statements

This press release contains forward-looking statements, including statements about: our intention and ability to accelerate the expansion and integration of our digital repair and diagnostics solutions, both internationally and domestically; our intention and ability to utilize our acquired businesses to catalyze the globalization of our risk and asset management platform and introduce our Digital Garage product; our expectations regarding our prospects and business outlook for fiscal year 2016 (including but not limited to revenue growth (organic and total), Adjusted EBITDA margin, Adjusted Net Income, effective tax rate and Cash EPS); our expectation that our debt-to-Adjusted EBITDA multiple will decline; our expectation that, for the period between the middle of fiscal year 2017 and fiscal year 2019, we expect our Adjusted EBIDTA margin to be in the range of 40% to 41%; our expectations and beliefs regarding changes in foreign currency exchange rates; statements about our operating performance, including revenue, Adjusted EBITDA, Adjusted EBITDA margins and acquisitions; and statements about common stock repurchases, our effective tax rate and other historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our debt-to-Adjusted EBITDA ratio and Adjusted EBITDA margin may increase due to future acquisitions, as well as any financing activities relating to such future acquisitions; our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; the failure to realize the expected benefits of the Acquisition; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters; risks associated with a diversified business; our inability to successfully integrate acquired business, including existing employees, infrastructure and service offerings, with our existing businesses at reasonable cost, or at all; rapid technology changes in our industries, which could affect customer decisions regarding the purchase of our software and services; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; our ability to obtain additional financing as necessary to support our operations, including Mission 2020 ($2 billion in revenue and $840 million in Adjusted EBITDA by June 30, 2020); use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our reliance on third-party information for our software and services; our dependence on a limited number of key personnel; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business, including litigation with Mitchell International. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2015. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

Press Contact

Angela Vargo

(214) 679-5660

angela.vargo@solerainc.com

Investor Relations

Jonathan Doros

(817) 961-2097

jonathan.doros@solerainc.com